Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

SHOREPOWER TECHNOLOGIES, INC.,

and

AETERNUM HEALTH LLC

Dated as of February 17, 2026

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 17, 2026, by and between Shorepower Technologies, Inc., a Delaware corporation (“STI”), and Aeternum Health LLC, a Delaware limited liability company (“Aeternum Health”). STI and Aeternum Health are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. Aeternum Health is a limited liability company that is developing services, products and solutions to increase longevity and achieve optimal health and STI designs, manufactures and operates transportation electrification equipment for Truck Stops (TSE), electric Transport Refrigeration Units (eTRU) and Electric Vehicle Supply Equipment (EVSE) (the “Shorepower Business”).

B. The Parties intend to effect the merger of Aeternum Health with and into STI, with STI continuing as the surviving entity (the “Merger”), and all of the issued and outstanding membership interests (“Membership Units”) of Aeternum Health immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right for each Aeternum Health Member (as defined herein) to receive its Pro Rata Share (as defined herein) of the Stock Consideration (as defined herein);

E. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

H. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act, STI shall consummate the Merger, pursuant to which STI shall continue as the surviving corporation. STI, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Plan of Merger for the merger of Aeternum Health with and into STI (the “Plan of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware Limited Liability Company Act (the time of approval of such filing by the Delaware Secretary of State, or such later time as may be specified in the Plan of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Aeternum Health shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Aeternum Health set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of STI, each as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the Manager of Aeternum Health shall be the board of directors and executive officers of STI, after giving effect to Section 5.13, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, at the Closing, STI will issue to Aeternum Health Members (i) that number of shares of STI Common Stock (the “Common Stock Consideration”) constituting 51% of the issued and outstanding shares of STI Common Stock or 42,000,000 shares of common stock and (ii) 2,000,000 Series B Preferred (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Merger Consideration”). Each share of Series B Preferred has the voting power when voting with the holders of STI Common Stock of 40 votes per share. As consideration for the Merger, all the assets of Aeternum Health will be transferred to the Surviving Corporation. These assets will consist of, at a minimum, (a) know-how and data from a single patient relating to a novel peptide mix in development for longevity and anti-aging, and any IP resulting from or developed from the know-how and data collected; (b) a minimum of $1.5 million cash and (c) a business relating to the commercialization of this novel peptide mix.

1.8 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Aeternum Health Securities or the holders of any shares of capital stock of STI:

1.8.1 Aeternum Health Membership Units. All Membership Units of Aeternum Health issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Aeternum Health Member being entitled to receive its portion of the Merger Consideration in accordance with Section 1.7 above, without interest. As of the Effective Time, each Aeternum Health Member shall cease to have any other rights in and to Aeternum Health or the Surviving Corporation other than (i) to receive any dividend or other distribution with respect to such Aeternum Health Stock with a record date occurring prior to the Effective Time, if applicable, or (ii) to receive the Merger Consideration.

1.8.2 STI Liabilities. Jeff Kim agrees that within 90 days following the Effective Date he will facilitate the transfer all assets and liabilities associated with the Shorepower Business into another entity in which the Surviving Entity shall have no ownership.

1.8.3 STI Board of Directors. Immediately following the Closing Date, the officers and directors of STI shall resign and prior to such resignation shall appoint the directors identified by Aeternum Health under section 5.1 of this Agreement.

1.8.4 Cancellation of Shares. Jeff Kim agrees to cancel 8,287,500 shares of STI Common Stock that he now owns as of the Closing Date and following two (2) anticipated mergers following the Closing Date arranged by Aeternum Health Jeff Kim will agree to cancel an additional 2,275,000 shares of STI common stock he now owns and at the third closing, Jeff Kim will cancel an additional 2,527,258 shares of STI common stock that he now owns for a total cancellation of 13,000,000 shares of STI common stock that he now owns.

1.8.5 Share Purchase Option. Jeff Kim agrees to allow Aeternum Health or an assignee appointed by Aeternum Health the option for one (1) year from the Effective Date to purchase 10,000,000 shares of STI Common Stock that now owns at a per share price of $0.02.

1.9 Increase in Authorized Shares of Common Stock. Immediately prior to the Closing Date STI shall have increased the number of authorized shares of STI Common Stock from 100,000,000 to 250,000,000.

1.10 Waiver of Appraisal Rights and Certain Other Actions. Each Member of Aeternum Health hereby waives all appraisal rights under the Delaware Limited Liability Company Act with respect to all of such Member’s Interest owned (beneficially or of record) by such Member in Aeternum Health. In addition, each Aeternum Health Member hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against STI or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty by the Board of Directors of STI in connection with this Agreement or the transactions contemplated thereby or hereby.

1.11 Cash in STI. Following the Closing, the Surviving Corporation shall have cash of not less than $1,500,000 contributed by Aeternum Health.

Article II
CLOSING

2.1 Closing. Subject to and conditional upon the satisfaction or waiver of the Closing Conditions, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CM Law LLP, 1701 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as STI and Aeternum Health may agree (the date and time at which the Closing is actually held being the “Closing Date”). The parties need not be physically present at the Closing and may participate telephonically. It is contemplated that the Closing will take place contemporaneously with (or immediately following) the execution and delivery of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF STI

Except as set forth in the disclosure schedules delivered by STI to Aeternum Health on the date hereof (the “STI Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in STI’s publicly filed documents with the SEC (OTCID: SPEV), STI represents and warrants to Aeternum Health, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. STI is a corporation duly incorporated, validly existing and in good standing under the state of Delaware. STI has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. STI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. STI has heretofore made available to Aeternum Health accurate and complete copies of the Organizational Documents of STI, each as currently in effect. STI is not in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. STI has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of STI and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of STI are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which STI is a party shall be when delivered, duly and validly executed and delivered by STI and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of STI enforceable against STI in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of STI is required to be obtained or made in connection with the execution, delivery or performance by STI of this Agreement and each Ancillary Document to which it is a party or the consummation by STI of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with FINRA or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on STI.

3.4 Non-Contravention. The execution and delivery by STI of this Agreement and each Ancillary Document to which it is a party, the consummation by STI of the transactions contemplated hereby and thereby, and compliance by STI with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of STI’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to STI or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by STI under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of STI under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any STI Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on STI.

3.5 Capitalization

(a) STI is authorized to issue (i) 100,000,000 shares of STI Common Stock and (ii) 10,000,000 shares of STI Preferred Stock. The issued and outstanding shares of STI Common Stock and STI Preferred Stock as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of STI Common Stock and STI Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the STI Organizational Documents or any Contract to which STI is a party. All of the outstanding STI Common Stock has been issued in compliance with applicable securities Laws.

(b) Except as set forth on Schedule 3.5(b), there are no (i) outstanding warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of STI capital stock or (B) obligating STI to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any shares or securities convertible into or exchangeable for such shares, or (C) obligating STI to grant, extend or enter into any such , warrant, call, subscription or other right, agreement, arrangement or commitment for such shares of capital stock. There are no outstanding obligations of STI to repurchase, redeem or otherwise acquire any shares of STI capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which STI is a party with respect to the voting of any shares of STI capital stock.

3.6 SEC Filings and Financials

(a) On or before the Closing Date, STI will have filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by STI with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “SEC Reports”). The SEC Reports (x) will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) will not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports to be filed by STI for the (x) fiscal years ended December 31 2023 and December 31, 2024 and (y) the three-month periods ended September 30, 2025 and September 30, 2024 (the “STI Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of STI at the respective dates of and for the periods referred to in such financial statements, all conformity with (i) GAAP in effect as of the respective dates thereof applied on a consistent basis throughout the periods involved (except, in the case of the unaudited statements, subject to normal year-end audit adjustments none of which are material individually or in the aggregate, and the absence of footnotes, none of which, if presented, would materially differ from those in the most recent audited financial statements and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as otherwise disclosed on Schedule 3.7, since January 1, 2025, STI has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or disclosed in the STI Financials or the notes thereto other than: (i) Liabilities incurred in connection with this Agreement, or (ii) Liabilities incurred in the ordinary course of business that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Compliance with Laws. STI is, and has since January 1, 2023, been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on STI, and STI has not received since January 1, 2023, written notice alleging any violation of applicable Law in any material respect by STI.

3.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of STI, threatened material Action to which STI is subject which would reasonably be expected to have a Material Adverse Effect on STI. There is no material Action that STI has pending against any other Person. STI is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. STI holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on STI.

3.8 Taxes and Returns.

(a) STI has or will have timely filed, or caused to be timely filed (subject to filing extensions), all material Tax Returns required to be filed by it for the tax years 2021 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in STI Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against STI in respect of any Tax, and STI has not been notified in writing of any proposed Tax claims or assessments against STI (other than, in each case, claims or assessments for which adequate reserves in the STI Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of STI’s assets, other than Permitted Liens. STI has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by STI for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2022, STI has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.10 Employees and Employee Benefit Plans. STI only has one employee and does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.11 Properties. STI does not own, license or otherwise have any right, title or interest in any material Intellectual Property. STI does not own or lease any material real property or Personal Property.

3.12 Material Contracts. Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which STI is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $1,000, (ii) may not be cancelled by STI on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of STI as its business is currently conducted, any acquisition of material property by STI, or restricts in any material respect the ability of STI from engaging in business as currently conducted by it or from competing with any other Person (each, a “STI Material Contract”). All STI Material Contracts have been filed as exhibits to the SEC Reports.

3.13 Transactions with Affiliates. Except as set forth on Schedule 3.14, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between STI and any (a) present or former director, officer or employee or Affiliate of STI, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of STI’s outstanding capital stock as of the date hereof.

3.14 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from STI or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of STI.

3.15 Ownership of Contribution Consideration. All shares of STI Common Stock and STI Preferred Stock to be issued and delivered to Aeternum Health Members as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such shares of STI Common Stock and STI Preferred Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and any Liens incurred by Aeternum Health or any Aeternum Health Member, and the issuance and sale of such STI Common Stock and STI Preferred Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.16 Independent Investigation. STI has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Aeternum Health and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Aeternum Health for such purpose. STI acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Aeternum Health set forth in Article IV (including the related portions of the Aeternum Health Disclosure Schedules); and (b) none of Aeternum Health or its Representatives have made any representation or warranty as to Aeternum Health, or this Agreement, except as expressly set forth in Article IV (including the related portions of Aeternum Health Disclosure Schedules).

3.17 No Other Representations and Warranties. Except for the representations and warranties of STI expressly set forth above in this Article III (as qualified by the STI Disclosure Schedule) or in a certificate delivered pursuant to this Agreement, Aeternum Health acknowledges and agrees that (1) none of STI or any of its Affiliates is making and none of them has made any representations or warranties, express or implied, relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Aeternum Health or its Affiliates or Representatives is relying on any representation or warranty of STI or any of its affiliates except for those expressly set forth in Article III (as qualified by the STI Disclosure Schedule), and (2) no person has been authorized by STI or any of its Affiliates to make any representation or warranty relating to STI or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Aeternum Health. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the STI Disclosure Schedule), Aeternum Health agrees and acknowledges that, in connection with the Merger and the other transactions contemplated by this Agreement, neither STI nor any other person will have or be subject to any liability or obligation to Aeternum Health or any of its Subsidiaries or Affiliates resulting from the distribution or failure to distribute to Aeternum Health, or Aeternum Health’ use of, any such information, including any information, documents, or materials, made available to Aeternum Health in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF AETERNUM HEALTH

Except as set forth in the disclosure schedules delivered by Aeternum Health to STI on the date hereof (the “Aeternum Health Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Aeternum Health hereby represents and warrants to STI, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Aeternum Health is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Aeternum Health has heretofore made available to STI accurate and complete copies of the Organizational Documents of Aeternum Health, as currently in effect. Aeternum Health is not in violation of any provision of its Organizational Documents. Aeternum Health is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Aeternum Health has heretofore made available to STI accurate and complete copies of the Organizational Documents of Aeternum Health as currently in effect. Aeternum Health is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Aeternum Health has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Manager of Aeternum Health (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Aeternum Health are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Aeternum Health is a party shall be when delivered, duly and validly executed and delivered by Aeternum Health, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Aeternum Health, as applicable, enforceable against Aeternum Health in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3 Subsidiaries. Aeternum Health does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.4 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Aeternum Health, is required to be obtained or made in connection with the execution, delivery or performance by Aeternum Health of this Agreement and each Ancillary Document to which it is a party or the consummation by Aeternum Health of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) applicable requirements, if any, of securities laws under laws of the Delaware Limited Liability Company Act, and the rules and regulations thereunder, and (C) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Aeternum Health.

4.5 Non-Contravention. The execution and delivery by Aeternum Health of this Agreement and each Ancillary Document to which it is a party, the consummation by Aeternum Health of the transactions contemplated hereby and thereby, and compliance by Aeternum Health with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Aeternum Health’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Aeternum Health or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Aeternum Health under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Aeternum Health under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Aeternum Health.

4.6 Financial Statements. As used herein, the term “Aeternum Health Audited Financials” means the (i) audited consolidated financial statements of Aeternum Health (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of Aeternum Health as of December 31, 2025, and the related consolidated unaudited income statements, changes in stockholder equity and statements of cash flows for the period then ended. True and correct copies of the Aeternum Health Audited Financials have been provided to STI. The Aeternum Health Financials (i) accurately reflect the books and records of Aeternum Health as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the Aeternum Health Financials exclude the footnote disclosures and other presentation items required for GAAP or ISA and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Aeternum Health as of the respective dates thereof and the consolidated results of the operations and cash flows of Aeternum Health for the periods indicated. Aeternum Health has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

4.7 Absence of Certain Changes. Since its formation on October 16, 2025, Aeternum Health has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of STI.

4.8 Compliance with Laws. Aeternum Health is not nor has been in material conflict or material non-compliance with, or in material default or violation of, nor has Aeternum Health received, since October 16, 2025, any written or, to the Knowledge of Aeternum Health, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.9 Litigation. There is no (a) Action of any nature pending or, to Aeternum Health’ Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Aeternum Health’ Knowledge, threatened); or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against Aeternum Health.

4.10 Material Contracts. Aeternum Health has not received notice of breach of any material contract.

4.11 Taxes and Returns. Aeternum Health has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it for the tax year 2025, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Aeternum Health Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Aeternum Health in respect of any Tax, and Aeternum Health has not been notified in writing of any proposed Tax claims or assessments against Aeternum Health (other than, in each case, claims or assessments for which adequate reserves in the Aeternum Health Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Aeternum Health’ assets, other than Permitted Liens. Aeternum Health has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Aeternum Health for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

4.12 Title to and Sufficiency of Assets. Aeternum Health has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the Aeternum Health Unaudited Financials and (d) Liens set forth on Schedule 4.13. The assets (including Intellectual Property rights and contractual rights) of Aeternum Health constitute all of the assets, rights and properties that are used in the operation of the businesses of Aeternum Health as it is now conducted and p2esently proposed to be conducted or that are used or held by Aeternum Health for use in the operation of the businesses of Aeternum Health, and taken together, are adequate and sufficient for the operation of the businesses of Aeternum Health as currently conducted and as presently proposed to be conducted.

4.13 Insurance. Since its inception on October 16, 2025, Aeternum Health has been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

4.14 No Brokers. Except as set forth in Schedule 4.14, Aeternum Health has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.15 Independent Investigation. Aeternum Health has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of STI and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of STI for such purpose. Aeternum Health acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of STI set forth in Article III (including the related portions of the STI Disclosure Schedule); and (b) neither STI nor its Representatives have made any representation or warranty as to STI, or this Agreement, except as expressly set forth in Article III (including the related portions of STI Disclosure Schedules).

Article V
COVENANTS

5.1 Access and Information. Each Party shall give, and shall direct its Representatives to give, the other Party and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to such Party or its Subsidiaries, as the other Party or its Representatives may reasonably request regarding such Party, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and to reasonably cooperate with the other Party and its Representatives in their investigation; provided, however, that each Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party or any of its Subsidiaries.

5.2 Conduct of Business of Aeternum Health. Unless STI shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, Aeternum Health shall, and shall cause its Subsidiaries, if any, to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Aeternum Health and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.3 Conduct of Business of STI. Unless Aeternum Health shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement STI shall, and shall cause its Subsidiaries, if any, to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to STI and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.4 Aeternum Health Financials. Aeternum Health shall deliver to STI, as promptly as practicable and in any event within 25 days after the date hereof, (i)the Aeternum Health Audited Financials. The Aeternum Health Audited Financials shall be accompanied by a certificate of the Manager of Aeternum Health to the effect that all such financial statements fairly present the consolidated financial position and results of operations of Aeternum Health and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP or ISA.

5.5 STI SEC Reports. STI shall duly file with the SEC and deliver to Aeternum Health, as promptly as practicable and in any event within five (5) business days after the date hereof, copies of all of its required SEC Reports in connection with the Merger, prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to STI and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of STI (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of STI or its Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to STI and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning any business combination with any Person.

(b) In order to induce STI to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, Aeternum Health shall not, and shall cause its Representatives to not, without the prior written consent of the other Party, directly or indirectly, (i) solicit, initiate, entertain, discuss, negotiate, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Notwithstanding the foregoing, no disclosure that the board of directors of STI may determine in good faith (after consultation with its outside legal counsel) that STI is required to make under applicable Law will constitute a violation of this Agreement.

(c) Aeternum Health shall notify STI as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by Aeternum Health or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to Aeternum Health or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Aeternum Health shall keep STI promptly informed of the status of any such inquiries, proposals, offers or requests for information. Aeternum Health shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.8 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.10 Confidential Information. The Parties hereby agree that in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, they shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the other Party’s prior written consent; and (ii) in the event that the either Party or its Affiliates or Representatives, in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide the other Party with prompt written notice of such requirement so that that Party or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 5.10, and (B) in the event that such protective Order or other remedy is not obtained, or the relevant Party waives compliance with this Section 5.10, furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by counsel. In the event that this Agreement is terminated, and the transactions contemplated hereby are not consummated, the Parties shall, and shall cause their Affiliates and Representatives to, promptly deliver to the other Party any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

5.11 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors and officers of STI to resign, so that effective as of the Closing, STI’s board of directors (the “Post-Closing STI Board”) will consist of Paul Mann. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing STI Board such persons as will be designated by Aeternum Health prior to the Closing. On the Closing, the Parties shall take all necessary action to designate and appoint Paul Mann as President, Chief Executive Officer and Chairman of the Board of Directors of STI. Subject to resignations provided by STI’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of Aeternum Health immediately prior to the Closing.

(b) The Parties shall take all action necessary, including causing the executive officers of STI to resign, so that the individual serving as the chief executive officer of STI immediately after the Closing will be the same individual (in the same office) as that of Aeternum Health immediately prior to the Closing (unless, at its sole discretion, Aeternum Health desires to appoint another qualified person to either such role, in which case, such other person identified by the Aeternum Health shall serve in such role).

5.12 Indemnification of Directors and Officers.

(a) STI shall, and shall cause the Surviving Corporation, to, jointly and severally (i) assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or consultants of STI and each Person who served as a director, officer, member, consultant, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the STI (collectively, the “D&O Indemnified Persons”) as provided in STI’s Organizational Documents or any indemnification agreement between such Indemnified Person and STI (in each case, as in effect on the date hereof and, in the case of any indemnification agreement, as set forth in the STI Disclosure Schedule and of which STI has made available to Aeternum Health true, correct and complete copies), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms and (ii) during the period commencing on the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, indemnify and hold harmless each Indemnified Person with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with the defense of any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnified Person was a director or officer of STI or (B) acts or omissions by an Indemnified Person in the Indemnified Person’s capacity as a director, officer or agent of STI or taken at the request of STI (including in connection with serving at the request of STI as a director, officer, agent, trustee or fiduciary of another person), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Person), to the fullest extent permitted under applicable Law that STI and the Surviving Corporation could provide such indemnification to such D&O Indemnified Persons pursuant to the DGCL, the STI Organizational Documents in effect on the date of this Agreement; provided, however, that no D&O Indemnified Person shall be entitled to indemnification pursuant to this Section 5.10 in respect of any act or omission which has been adjudicated to be ineligible for indemnification under Delaware Law.

(b) For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 5.12 and pursuant to the terms of the STI Organizational Documents as in effect at or immediately prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such Organizational Documents following the Effective Time (including in connection with the filing of the Plan of Merger). The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.12 (each, a “Claim”) for which indemnification has been sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(c) If at any time on or within twelve (12) months after Closing the Surviving Corporation obtain a directors’ and officers’ liability insurance policy, it shall contemporaneously purchase or cause the Surviving Corporation to purchase a tail policy in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person who resigned at Closing with insurance coverage for six years thereafter on the same terms and conditions purchased with respect to existing directors and officers. Once purchased, the Surviving Corporation shall cause the “tail” policy delivered in accordance with the preceding sentence to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall make proper provision so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.10.

5.13 Increase Prior to Closing. STI agrees to increase the number of authorized shares of STI Common Stock to 250,000,000.

5.14 Survival. The representations and warranties of each of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, neither Party shall have any further obligations, nor shall any claim be asserted or action be brought against any other Party. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing or by their express terms survive Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VI
CLOSING CONDITIONS

6.1 Conditions to Obligations of Aeternum Health. The obligations of Aeternum Health to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Aeternum Health) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of STI set forth in this Agreement and in any certificate delivered by STI pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, STI.

(b) Agreements and Covenants. STI shall have performed in all material respects all of STI’s obligations and complied in all material respects with all of STI’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of duly authorized and delivered copies of the Ancillary Agreements.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to STI since the date of this Agreement which is continuing and uncured.

(d) Diligence. Aeternum Health shall have completed its due diligence investigation of STI, including the financial and legal documents, materials, properties, books and records of STI, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

(e) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Closing Deliveries.

(i) Officer Certificate. STI shall have delivered to Aeternum Health a certificate, dated the Closing Date, signed by an executive officer of STI in such capacity only, certifying as to the satisfaction of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) and further certifying as to, and attaching, (A) copies of STI’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of STI’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(ii) Good Standing. STI shall have delivered to Aeternum Health a good standing certificate (or similar documents applicable for such jurisdictions) for STI certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of STI’s jurisdiction of organization and from each other jurisdiction in which STI is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iii) Resignations and Elections. STI shall have obtained and delivered to Aeternum Health at or prior to the Closing the resignation of its directors and each officer of STI.

(iv) DTC Eligibility. All shares of STI Common Stock shall be eligible for deposit with the Depository Trust Company (provided that all costs and expenses associated with making such shares so eligible and fulfilling such condition shall be borne by Aeternum Health.

7.2 Conditions to Obligations of STI. The obligations of STI to consummate the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Aeternum Health) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Aeternum Health set forth in this Agreement and in any certificate delivered by Aeternum Health, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Aeternum Health.

(b) Agreements and Covenants. Aeternum Health shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of duly authorized and delivered copies of the Ancillary Agreements.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Aeternum Health since the date of this Agreement which is continuing and uncured.

(d) Diligence. STI shall have completed its due diligence investigation of Aeternum Health, including the financial and legal documents, materials, properties, books and records of Aeternum Health, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

(e) Required Member Approval. The resolutions of the Aeternum Health Members authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Aeternum Health is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(f) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(g) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(h) Closing Deliveries.

(i) Ancillary documents. STI shall have received all Ancillary Documents required to be executed by third parties duly executed by such third parties.

(ii) Officer Certificate. STI shall have received a certificate from Aeternum Health, dated as the Closing Date, signed by an executive officer of Aeternum Health in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(iii) Secretary’s or Other Certifying Officer’s Certificate. Aeternum Health shall have delivered to STI a certificate executed by Aeternum Health’s Secretary orc other certifying officer as to the validity and effectiveness of, and attaching, (A) copies of Aeternum Health’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), and (B) the incumbency of officers of Aeternum Health authorized to execute this Agreement or any Ancillary Document to which Aeternum Health is or is required to be a party or otherwise bound.

(iv) Audited Financial Statements. Aeternum Health shall have delivered (i) the final audited consolidated financial statements of Aeternum Health (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Aeternum Health and its subsidiaries since its inception on October 16, 2025, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a qualified auditor (the “Audited Financial Statements”).

6.2 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of STI and Aeternum Health;

(b) by written notice by STI or Aeternum Health if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 31, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either STI or Aeternum Health if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by Aeternum Health, if (i) there has been a material breach by STI of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of STI shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.1(a) or Section 6.1(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Aeternum Health or (B) the Outside Date;

(e) by written notice by STI, if (i) there has been a breach by Aeternum Health of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by STI or (B) the Outside Date;

(f) by written notice by STI, if there shall have been a Material Adverse Effect on Aeternum Health or its Subsidiaries following the date of this Agreement which is uncured and continuing; or

(g) by written notice by STI to Aeternum Health if (i) Aeternum Health shall not have delivered to STI on or prior to March 10, 2026, the Aeternum Health Financials; or

(h) by written notice by Aeternum Health.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement shall forthwith become void, and (ii) there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease.

8.3 Fees and Expenses. Except as provided otherwise in this Agreement, including in Section 8.2 above, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Aeternum Health. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic mail or facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to STI:

Shorepower Technologies, Inc.
5289 NE Elam Young Pkwy.

Suite 180

Hillsboro, OR 97124
Attn: Jeff Kim, President and CEO

Email: jkim@shorepower.com

If to Aeternum Health:

Aeternum Health LLC

153 SE Strada Cervaro

Port Saint Lucie, Florida 34952.

Email: pmann@aspisotopes.com

with a copy (which will not constitute notice) to:

CM Law LLP
1701 Pennsylvania Avenue, N.W.,
Suite 200

Washington, D.C. 20006
Attn: Ernest M. Stern, Esq.

Email: estern@cm.law

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned whether by operation of Law or otherwise without the prior written consent of STI and Aeternum Health, and any assignment without such consent shall be null and void; provided that no such permitted assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state court located in St. Lucie County, Florida, or the Federal District Court in Miami, Florida (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by STI and Aeternum Health.

9.9 Waiver. STI on behalf of itself and its Affiliates, Aeternum Health on behalf of itself and its Affiliates, may in its sole discretion on behalf of itself and the Aeternum Health Members (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning ascribed to such term in Section 5.6(a) hereof.

“Act” has the meaning set forth in the Recitals hereto.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Aeternum Health” has the meaning set forth in the Preamble hereto.

“Aeternum Health Securities” means, collectively, the Aeternum Health Member Units or securities convertible into Aeternum Health Member Units.

“Aeternum Health Members” means, collectively, the holders of Aeternum Health Membership Units.

““Aeternum Health Audited Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Alternative Transaction” has the meaning ascribed to such term in Section 5.6(a) hereof.

“Ancillary Documents” means any document that the Parties determine is necessary to consummate the Merger.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware, Delaware are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware, Delaware are generally open for use by customers on such day.

“Cash Consideration” has the meaning ascribed to such term in Section 1.9 hereof.

“Closing” has the meaning ascribed to such term in Section 2.1 hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Common Stock Consideration” has the meaning ascribed to such term in Section 1.7 hereof.

“Confidential Information” means all confidential or proprietary documents and information concerning the either Party or any of its Representatives; provided, however, that the Confidential Information shall not include any information which, (i) at the time of disclosure by Aeternum Health or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by STI or its Representatives to Aeternum Health or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“DGCL” means the Delaware General Corporation Law.

“D&O Indemnified Parties” has the meaning ascribed to such term in Section 5.13.

“Effective Time” has the meaning ascribed to such term in Section 1.2 hereof.

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud Claim” means any claim based in whole or in part upon common law fraud as set in the elements of fraud under applicable Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: patents, trademarks, copyrights, trade secrets, internet assets, software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to any Party, the actual knowledge of the executive officers or directors of such Party, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, , proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), pandemic or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Manager” shall mean the Member as defined in the Operating Agreement for Aeternum Health who is identified as Paul Mann.

“Member” has the meaning set forth in the Recitals hereto.

“Membership Units” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning ascribed to such term in Section 1.7 hereof.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, Articles of Incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” has the meaning ascribed to such term in Section 8.1(b).

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financials” has the meaning ascribed to such term in Section 5.5 hereof.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Plan of Merger” has the meaning ascribed to it in Section 1.02 hereto.

“Post-Closing STI Board” has the meaning ascribed to such term in Section 5.12 hereof.

“Preferred Stock Consideration” has the meaning set forth in Section 1.7 hereof.

“Pro Rata Share” means with respect to each Aeternum Health Member, a fraction expressed a percentage equal to (i) the portion of the Stock Consideration payable by STI to such Aeternum Health Member in accordance with the terms of this Agreement, divided by (ii) the total Stock Consideration payable by STI to all Aeternum Health Members in accordance with the terms of this Agreement.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning ascribed to such term in Section 3.7(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shorepower Business” has the meaning ascribed to such term in the Preamble.

“Specified Courts” has the meaning ascribed to such term in Section 9.4 hereof.

“STI” has the meaning set forth in the Preamble hereto.

“STI Common Stock” means the shares of common stock, par value $.01 per share, of STI.

“STI Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“STI Material Contract” has the meaning ascribed to such term in Section 3.13 hereof.

“STI Preferred Stock” means the shares of Series A preferred stock, par value $.01 per share, and the Series B preferred stock, par value $.01 per share, of STI.

“STI Stock” means any shares of STI Common Stock and STI Preferred Stock.

“STI Stockholders” means the holders of STI Common Stock and STI Preferred Stock.

“STI Securities” means, collectively, the STI Stock or securities convertible into STI Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning ascribed to such term in Section 1.1 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Willful Breach” means, with respect to any representation, warranty, covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the specific intent that the taking of such act or failure to take such act would cause a breach of the relevant representation, warranty, covenant or agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

STI:

SHOREPOWER TECHNOLOGIES, INC.

By:	/s/ Jeff Kim
Name:	Jeff Kim
Title:	President and CEO

Aeternum Health:

AETERNUM HEALTH LLC

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	Manager